UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 5, 2015

The New Home Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36283	27-0560089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Enterprise, Suite 450, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (949) 382-7800
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On May 7, 2015, The New Home Company Inc., a Delaware corporation (the “Company”), entered into a second modification agreement (the “Modification”) to its existing credit facility (as modified, the “Modified Facility”) with U.S. Bank National Association d/b/a Housing Capital Company, as Administrative Agent, and the other lenders party thereto (each a “Lender” and together, the “Lenders”), which was originally dated June 26, 2014 and modified December 3, 2014.  The Modification increases the total lending commitments under the Company’s unsecured revolving credit facility from $125.0 million to $175.0 million. In addition, the Modification contains an uncommitted accordion feature under which the Company may increase the total principal amount up to a maximum aggregate of $200.0 million under certain circumstances, as well as sublimits of $10.0 million for letters of credit and $5.0 million for same-day borrowings. The maturity date of the previous facility has been extended to April 30, 2018, with an option for a one-year extension, subject to specified conditions and the payment of an extension fee.

In addition to customary representations and warranties, affirmative and negative covenants and events of default, the Modified Facility contains financial covenants relating to tangible net worth, leverage, liquidity and interest coverage, and a limit on secured project debt. The Modified Facility also continues the existing facility’s test for the number of speculative units that the Company is permitted to own.  The foregoing covenants, as well as the borrowing base provisions, limit the amount the Company can borrow or keep outstanding under the Modified Facility. The interest rate on borrowings will be at a rate based on LIBOR plus an applicable margin, ranging from 225 to 300 basis points depending on the Company’s leverage ratio. The commitment fee on the unused portion of the Modified Facility ranges from 25 basis points to 100 basis points depending on the Company’s leverage ratio.

Borrowings under the Modified Facility are required to be guaranteed by the Company’s significant wholly-owned homebuilding subsidiaries.

The Company has banking relationships in the ordinary course of its business with U.S. Bank National Association and with certain of the other Lenders. In addition, certain of the Lenders and their respective affiliates have in the past performed commercial banking, investment banking, underwriting, and/or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.

Item 2.02	Results of Operations and Financial Condition.
On May 8, 2015, The New Home Company Inc., a Delaware corporation (the “Company”), announced in a press release its financial results for the quarter ended March 31, 2015 and held a live audio webcast to discuss such results. A copy of the Company’s press release announcing these financial results is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished pursuant to this Item 2.02, including the exhibits attached hereto, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language of such filing. In addition, the press release furnished as an exhibit to this report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Item 2.03	Creation of a Direct Financial Obligation.
The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of The New Home Company Inc. (the “Company”) approved the participation of H. Lawrence Webb, Wayne Stelmar, Joseph Davis and Thomas Redwitz (the “Named Executive Officers”) in the Company’s 2015 Annual Incentive Program (the “Cash Bonus Program”) and such officers’ corresponding bonus opportunities. Under the Cash Bonus Program, the cash bonuses of the Named Executive Officers will be based on the Company’s achievement of a pre-established level of 2015 net income before taxes. The target bonus opportunity, which assumes 100% achievement of the financial goal and is expressed as a percentage of base salary, is 80% for Mr. Webb and 60% for each of the other Named Executive Officers. Under the Cash Bonus Program, the maximum amount payable to a Named Executive Officer is 200% of the officer’s target bonus opportunity.

Also on May 5, 2015, the Committee determined to award the Named Executive Officers restricted stock units which vest on March 3, 2016, subject to the officer’s continued employment with the Company through the vesting date. Mr. Webb received $625,000 in value, or 43,952 restricted stock units, and each of Messrs. Stelmar, Davis and Redwitz received $499,500 in value, or 35,127 restricted stock units. The number of units awarded was based on the closing price of the Company’s common stock on March 3, 2015. The restricted stock units are subject to the terms and conditions of the Company’s form restricted stock unit agreement filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2014 and the Company’s 2014 Long-Term Incentive Plan.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated May 8, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2015

The New Home Company Inc.

	By	/s/ Wayne Stelmar
Wayne Stelmar, Chief Financial Officer and Secretary

INDEX OF EXHIBITS

Exhibit No.	Description of Document

99.1	Press Release dated May 8, 2015